EXHIBIT 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.
ANNOUNCES CLOSING OF TXU FUEL COMPANY ACQUISITION

Dallas, Texas – June 2, 2004 – Energy Transfer Partners, L.P. (NYSE:ETP) announced today that it closed the previously announced acquisition of the midstream natural gas assets of TXU Fuel Company following the expiration of the waiting period under the Hart-Scott-Rodino Act on June 1, 2004. The assets, known as the TUFCO System, include approximately 2,000 miles of intrastate pipeline and related storage facilities located in Texas, with a total system capacity of 1.3 billion cubic feet of natural gas per day. The transaction, valued at approximately $500 million, was initially debt financed. The Partnership remains committed to maintaining a strong balance sheet from which to grow, and in this regard, expects to repay a portion of this debt with proceeds from future equity financing.

These assets allow the Partnership to provide multiple services to producers in four of the major producing areas of Texas, as well as providing access to major natural gas markets. It is anticipated that the predominantly fee based revenues generated from the TUFCO System will result in approximately 70% of the Partnership’s midstream natural gas revenue originating from fee based business. In addition, these assets are expected to provide significant growth opportunities for the Partnership going forward.

Management expects that this transaction will be immediately accretive to the unitholders and, due to measures that it intends to implement to operate these assets, this transaction is expected to result in $0.45-$0.50 per common unit of distributable cash flow on an annual basis, based upon the Partnership’s current incentive distribution rights and its anticipated equity financing. As a result, management will recommend to the board of directors an increase in the quarterly cash distribution from $0.70 to $0.75 per common unit ($3.00 annualized).

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations now include approximately 6,500 miles of natural gas gathering and transportation ‘pipelines with an aggregate throughput capacity of 3.8 billion cubic feet of natural gas per day, with natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from 310 customer service locations in 31 states extending from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact Mike Krimbill, at 918-492-7272.